Exhibit 10.2

AGREEMENT

This Agreement dated as of January 18, 2006 (the “Agreement”) is by and between Denys Gounot (“Gounot”) and Superior Essex Inc. (together with its subsidiary, affiliated and associated companies, “SEI”).

WHEREAS, SEI and Nexans have elected Gounot to serve as Chair of Essex Nexans Europe SAS, the holding company for SEI’s magnet wire joint venture in Europe with Nexans (together with its subsidiary, affiliated and associated companies, “Essex Nexans”);

WHEREAS, SEI desires to set forth certain terms related to fees and expenses incurred in connection with such service as chair;

NOW, THEREFORE, the parties hereto agree as follows:

1.  Fees and Expenses.

(a)                          The parties acknowledge that SEI has entered into an agreement with DG Network, an entity owned by Gounot, pursuant to which DG Network shall receive a fee of $150,000 per year, payable in equal monthly installments in advance, for providing consulting services and payment to Gounot for serving as Chair of Essex Nexans and for reimbursement of expenses in connection with provision of consulting services.

(b)                         The parties acknowledge that Gounot will be reimbursed by Essex Nexans for the reasonable travel and living expenses actually incurred by Gounot as Chair while Gounot is away from his normal place of residence or business and for out-of-pocket expenses in accordance with applicable Essex Nexans policies and procedures.

(c)                          In addition to such fees and expenses, Gounot shall receive 3,000 shares of SEI restricted common stock, vesting on December 31, 2006, on substantially the same terms and conditions as provided for shares provided to directors of SEI for 2005.  In the event that Gounot ceases to be Chair of Essex Nexans for any reason prior to vesting, a pro rata portion of such shares of restricted stock shall vest.

2.  Term as Chair; Relationship of Parties.  Gounot acknowledges that his term as Chair is at the election of the shareholders of Essex Nexans and nothing herein provides any rights or agreements to continue as Chair or director of Essex Nexans or SEI.  Gounot acknowledges that he is not an employee or part-time employee of SEI or Essex Nexans and that he shall not represent himself as, act or purport to act as or be deemed to be the agent, representative, employee or servant of SEI.

3.                               Assignment.  Gounot shall not (by operation of law or otherwise) assign his rights or delegate his performance hereunder, in whole or in part, without the prior written consent of SEI, and any attempted assignment or delegation without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as regards personal services, shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, executors and administrators of the parties hereto.

4.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, United States of America (without regard to the conflict of laws principles thereof).

SUPERIOR ESSEX INC.

By:	/s/ Stephen M. Carter

DENYS GOUNOT

By:	/s/ Denys Gounot